UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 26, 2017

Gaming Partners International Corporation

(Exact name of registrant as specified in its charter)

Nevada	000-23588	88-0310433
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3945 W Cheyenne, Suite 208, North Las Vegas, Nevada	89032
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(702) 384-2425

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

On 26 December 2017, the Board of Directors of Gaming Partners International Corporation (the "Company") resolved to enact a program that will allow the non-employee Directors of the Company, at their request, to settle existing outstanding stock options with a cash-based appreciation right based on the difference between the option exercise price and the Company’s current stock price. This alternative compensation will be in lieu of exercising existing stock option grants.

Currently, there are many outstanding stock options in favor of the Company’s Directors under the 1994 Director’s Stock Option Plan that are set to expire beginning in 2018. The cash-based appreciation right is designed to avoid the exercise of these options and subsequent sale of the underlying common stock into the Company’s thinly traded stock market. The Board believes that the low trading volume of the Company’s stock would be unable to support an influx of these securities without an expected corresponding decrease in the Company’s stock price. At the same time, the options were granted to non-employee Directors to encourage them to take a long-term view of the affairs of the Company and to aid in rewarding them for their services to the Company. The Board believes that the cash-based appreciation right provides an alternative approach but still promotes the policies behind the option grants without directly affecting the Company’s stock price.

The Company plans to amend the Company’s current 1994 Director’s Stock Option Plan with the above cash-based appreciation rights and recommend the same for ratification at the next annual meeting of shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gaming Partners International Corporation
(Registrant)

Date: December 26, 2017
	By:	/s/ Gregory S. Gronau
Gregory S. Gronau President and Chief Executive Officer